Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES UNIFICATION OF CONTRACT SALES FORCES

DALTON, GEORGIA (September 10, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN) announces the unification of its two commercial brands, Atlas and Masland Contract, into one operating division of the company. This unification provides customers with a broad array of products, technologies and price points.

The Atlas-Masland Contract brands encompass carpet tile, broadloom, area rugs, and Luxury Vinyl Flooring. Within each of these product categories, the brands offer a wide spectrum of diversified aesthetics. This variety derives from the different technologies developed and utilized over the years by each brand. Throughout their respective histories, both brands have been proud to earn many design honors. The unification of the brands creates a product line composed of the best elements of these powerful portfolios. The entire offering will be sold and serviced by one sales force.

Each sales associate will have the complete assortment of both brands thereby providing a single flooring source for most commercial projects. In addition, the sales force will be supported by a unified customer service and sales support team. This combined approach recognizes the time constraints of our customers and the variety of products that today’s commercial projects utilize.

By providing one point of contact and support, Atlas-Masland Contract will be a highly efficient, as well as comprehensive resource to the commercial flooring customer.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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